As filed with the Securities and Exchange Commission on November 6, 2025
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TWO HARBORS INVESTMENT CORP.
(Exact name of registrant as specified in its charter)
Maryland (State or other jurisdiction of incorporation or organization)	27-0312904 (I.R.S. Employer Identification No.)
1601 Utica Avenue South, Suite 900
St. Louis Park, Minnesota 55416
(612) 453-4100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rebecca B. Sandberg
Chief Legal Officer and Secretary
c/o Two Harbors Investment Corp.
1601 Utica Avenue South, Suite 900
St. Louis Park, Minnesota 55416
Tel: (612) 453-4100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ryan J. Dzierniejko
Raquel Fox
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
(212) 735-3000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check One):
Large Accelerated Filer   ☒Accelerated Filer   ☐Non-Accelerated Filer   ☐Smaller Reporting Company   ☐
Emerging Growth Company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standard provided pursuant to section 7(a)(2)(B) of the Securities Act of 1933. ☐

PROSPECTUS
765,236 Shares
Two Harbors Investment Corp.
Dividend Reinvestment and Direct Stock Purchase Plan
The Dividend Reinvestment and Direct Stock Purchase Plan, or the Plan, is designed to provide current holders of our common stock, par value $0.01 per share, and other interested investors with a convenient and economical method to invest funds and reinvest dividends in shares of our common stock.
By participating in the Plan, you may purchase additional shares of our common stock by reinvesting some or all of the cash dividends that you receive on your shares of our common stock. If you elect to participate in the Plan, you may also make optional cash purchases of shares of our common stock of between $50 and $10,000 per month and, with our prior approval, in excess of $10,000 per month. Shares of our common stock purchased under the Plan in excess of $10,000 per month may be acquired at discounts from the prevailing market price as determined by us from time to time. Plan highlights include:
•
Any holder of shares of our common stock may elect to participate in the Plan.

•
Interested new investors who are not currently holders of our common stock may make their initial purchase through the Plan.

•
Up to a 3% discount on optional cash purchases of shares in excess of $10,000 per month purchased under the Plan.

•
Full or partial dividend reinvestment options.

•
Optional cash purchases of between $50 and $10,000 per month and, with our prior approval, optional cash purchases in excess of $10,000 per month.

•
Shares purchased will be maintained in your name in your account at no charge to you.

•
Detailed recordkeeping and reporting will be provided at no charge to you.

•
Optional automatic investment withdrawals from your bank account.

This prospectus relates to the offer and sale of up to 765,236 authorized but unissued shares of our common stock under the Plan. Participants should retain this prospectus for future reference.
Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “TWO.”
We have elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. To assist us in qualifying as a REIT, among other purposes, ownership of shares of our common stock by any person is limited, with certain exceptions, to 9.8% by value or by number of shares, whichever is more restrictive, of the outstanding shares of our common stock and 9.8% by value or by number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our capital stock. In addition, our charter contains various other restrictions on the ownership and transfer of our stock.
Our principal office is located at 1601 Utica Avenue South, Suite 900, St. Louis Park, Minnesota 55416. Our telephone number is (612) 453-4100.

Investing in our common stock involves risk. You should carefully consider the information referred to under the caption “Risk Factors” on page 3 before you invest.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any state or country where the offer or sale is not permitted. To the extent required by applicable law in certain jurisdictions, shares offered through the program are offered only through a registered broker-dealer in those jurisdictions.

The date of this prospectus is November 6, 2025

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC or Commission, using a “shelf” registration process. This prospectus contains specific information about us and the terms on which we are offering and selling shares of our common stock. Before you purchase shares of our common stock, you should carefully read this prospectus and the registration statement, together with the documents incorporated by reference in this prospectus.
When used in this prospectus, the terms “Two Harbors,” “company,” “issuer,” “registrant,” “we,” “our,” and “us” refer to Two Harbors Investment Corp. and its consolidated subsidiaries, unless otherwise specified.
NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains, or incorporates by reference, not only historical information, but also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, and that are subject to the safe harbors created by such sections. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “target,” “believe,” “intend,” “seek,” “plan,” “goals,” “future,” “likely,” “may,” “optimistic” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, the information referred to on page 3 of this prospectus under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as in the other information contained or incorporated by reference in this prospectus or in any prospectus supplement. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events, or otherwise.
Important factors, among others, that may affect our actual results include:
•
changes in interest rates and the market value of our target assets;

•
changes in prepayment rates of mortgages underlying our target assets;

•
the state of the credit markets and other general economic conditions, particularly as they affect the price of earning assets, the credit status of borrowers and home prices;

•
legislative and regulatory actions, including executive orders, affecting our business;

•
the availability and cost of our target assets;

•
the availability and cost of financing for our target assets, including repurchase agreement financing, warehouse lines of credit, revolving credit facilities, senior notes and convertible senior notes;

•
the impact of any increases in payment delinquencies and defaults on the mortgages comprising and underlying our target assets, including additional servicing costs and servicing advance obligations on the MSR assets we own;

•
changes in liquidity in the market for real estate securities, the re-pricing of credit risk in the capital markets, inaccurate ratings of securities by rating agencies, rating agency downgrades of securities, and increases in the supply of real estate securities available-for-sale;

•
changes in the values of securities we own and the impact of adjustments reflecting those changes on our consolidated statements of comprehensive income (loss) and balance sheets, including our stockholders’ equity;

•
our ability to generate cash flow from our target assets;

ii

•
our ability to effectively execute and realize the benefits of strategic transactions and initiatives we have pursued or may in the future pursue;

•
changes in the competitive landscape within our industry, including changes that may affect our ability to attract and retain personnel;

•
our exposure to legal and regulatory claims, penalties or enforcement activities, including those arising from our ownership and management of MSR and prior securitization transactions;

•
our exposure to counterparties involved in our MSR business and prior securitization transactions and our ability to enforce representations and warranties made by them;

•
our ability to acquire MSR and successfully operate our seller-servicer subsidiaries;

•
our ability to manage various operational and regulatory risks associated with our business, including the risks associated with operating a mortgage loan servicer and originator;

•
interruptions in or impairments to our communications and information technology systems;

•
our ability to maintain appropriate internal controls over financial reporting;

•
our ability to establish, adjust and maintain appropriate hedges for the risks in our portfolio;

•
our ability to maintain our REIT qualification for U.S. federal income tax purposes; and

•
limitations imposed on our business due to our REIT status and our status as exempt from registration under the Investment Company Act of 1940, as amended, or the 1940 Act.

All forward-looking statements included herein attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Before you make an investment decision, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this prospectus and the documents incorporated herein by reference, may adversely affect us.

iii

PROSPECTUS SUMMARY
This summary highlights selected information about us. It may not contain all the information that may be important to you in deciding whether to invest in our common stock. You should read this entire prospectus, together with the information incorporated by reference, including the risk factors, financial data and related notes, before making an investment decision.
Our Company
Two Harbors Investment Corp. is a Maryland corporation that invests in, finances and manages mortgage servicing rights, or MSR, and Agency residential mortgage-backed securities, or Agency RMBS, and, through our operational platform, RoundPoint Mortgage Servicing LLC, or RoundPoint, we are one of the largest servicers of conventional loans in the country. We are structured as an internally-managed real estate investment trust, or REIT, as defined under the Internal Revenue Code of 1986, as amended, or the Code, and our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “TWO.” We seek to leverage our core competencies of understanding and managing interest rate and prepayment risk to invest in our portfolio of MSR and Agency RMBS. Our objective is to deliver more stable performance, relative to RMBS portfolios without MSR, across changing market environments, and we are acutely focused on creating sustainable stockholder value over the long term.
One of our wholly owned subsidiaries, TH MSR Holdings LLC, holds the requisite approvals from the Federal National Mortgage Association (or Fannie Mae) and the Federal Home Loan Mortgage Corporation (or Freddie Mac) to own and manage MSR, which represent a contractual right to control the servicing of a mortgage loan, the obligation to service the loan in accordance with applicable laws and requirements and the right to collect a fee for the performance of servicing activities, such as collecting principal and interest from a borrower and distributing those payments to the owner of the loan. TH MSR Holdings acquires MSR from third-party originators through flow and bulk purchases, as well as through the recapture of MSR on loans in its MSR portfolio that refinance. Beginning in 2024, TH MSR Holdings also acquires MSR on loans originated by its subsidiary, RoundPoint, through purchases and recapture of MSR. TH MSR Holdings does not directly service mortgage loans; instead, it engages its wholly owned subsidiary, RoundPoint, to handle substantially all servicing functions for the mortgage loans underlying our MSR. Our MSR business leverages our core competencies in prepayment and interest rate risk analytics, and the MSR assets may provide offsetting risks to our Agency RMBS, hedging both interest rate and mortgage spread risk.
RoundPoint has approvals from Fannie Mae and Freddie Mac and, beginning in the third quarter of 2025, Government National Mortgage Association (or Ginnie Mae) to service residential mortgage loans, and services mortgage loans underlying TH MSR Holdings’ MSR as well as MSR owned by third parties. Late in the second quarter of 2024, RoundPoint began operating its in-house, direct-to-consumer originations platform, which was established primarily to benefit our MSR portfolio through the retention or recapture of existing borrowers by providing them with competitive refinance and purchase mortgage options. The originations platform also originates both first and second mortgages for new borrowers that do not currently have a mortgage loan serviced by RoundPoint and brokers second lien loans to our existing borrowers. For our own MSR portfolio, adding new or recaptured MSR through our origination platform is intended to hedge faster than expected MSR prepayment speeds in a refinance environment, and requires less capital relative to acquiring MSR through flow and bulk purchases from third-party originators. In addition, origination activities are generally counter-cyclical to MSR; MSR fair value tends to move opposite to origination volume. For example, the value of MSR typically increases in periods marked by low origination activity and vice versa. Thus, origination activities provide supplementary sources of profitability to our stockholders while also hedging our MSR.
Our Agency RMBS portfolio is comprised primarily of fixed rate mortgage-backed securities backed by single-family and multi-family mortgage loans. All of our principal and interest Agency RMBS are Fannie Mae or Freddie Mac mortgage pass-through certificates or collateralized mortgage obligations, Ginnie Mae mortgage pass-through certificates, which are backed by the guarantee of the U.S. government. The majority of our Agency RMBS portfolio is comprised of whole pool certificates.
We seek to deploy moderate leverage as part of our investment strategy. We generally finance our Agency RMBS through short- and long-term borrowings structured as repurchase agreements. We also finance our MSR through revolving credit facilities and repurchase agreements. Additionally, we finance our origination of mortgage loans through repurchase agreements and warehouse lines of credit. We have also issued unsecured debt, namely senior notes and convertible senior notes, the funds from which have been and may be used to purchase our target assets and/or for other general corporate purposes.
We have elected to be treated as a REIT for U.S. federal income tax purposes. To qualify as a REIT we are required to meet certain investment and operating tests and annual distribution requirements. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our net taxable income to stockholders, do not participate in prohibited transactions and maintain our intended qualification as a REIT. However, certain activities that we may perform may cause us to earn income which will not be qualifying income for REIT purposes. We have designated certain of our subsidiaries as taxable REIT subsidiaries, or TRSs, as defined in the Internal Revenue Code, to engage in such activities. We also operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act of 1940, as amended, or the 1940 Act. Certain of our subsidiaries have obtained the requisite licenses and approvals to own and manage MSR and to originate and directly service residential mortgage loans.
Our headquarters are located at 1601 Utica Avenue South, Suite 900, St. Louis Park, Minnesota 55416, and our telephone number is (612) 453-4100. We maintain a website at www.twoinv.com; however, the information found on our website is not a part of this prospectus supplement or the accompanying prospectus.

RISK FACTORS
Investing in our common stock involves a number of risks. Before making an investment decision, you should carefully read and consider the information set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and any subsequent Current Reports on Form 8-K (which descriptions are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our common stock. See “Where You Can Find More Information,” below.
USE OF PROCEEDS
We intend to use the net proceeds received from the sale of the securities offered by this prospectus for general corporate purposes. General corporate purposes may include the purchase of our target assets, including MSR, Agency RMBS and other financial assets, in each case subject to our investment guidelines, and to the extent consistent with maintaining our REIT qualification, the refinancing or repayment of debt, the repurchase or redemption of our common and preferred equity securities, and other capital expenditures.
DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN
The Plan offers a variety of convenient, low-cost services to make it easier for you to invest in our common stock. The Plan, which is described in this section, has various features and you can choose the Plan features that meet your investment needs. The Plan is designed for long-term investors who wish to invest and build their share ownership over time. The Plan offers a convenient and economical means to own shares. Unlike an individual stock brokerage account, the timing of purchases and sales is subject to the provisions of the Plan, as discussed below. In addition, the Plan will provide us with a means of raising additional capital for general corporate purposes through the sale of common stock under the Plan.
Details of the Plan are set forth below in a question and answer format. You can participate in the Plan if you are a registered holder of our common stock. If you do not own our common stock, you can become a participant by making your initial purchase directly through the Plan. The Plan offers you the opportunity to reinvest dividends and provides an alternative to traditional methods of buying, holding and selling our common stock.
The Plan is administered by Equiniti Trust Company, LLC (“EQ Shareowner Services” or “EQ”), or the Plan Administrator, or any successor bank or trust company that we may from time to time designate. Certain duties of the administrative support to the Plan Administrator may be performed by its designated affiliates.
Key Features of the Plan
Anyone can participate
If you currently own our common stock registered in your name, you may participate in the Plan. If you do not own any of our common stock, you can participate in the Plan by making your initial investment in our common stock through the Plan with an initial investment of at least $250 and not more than $10,000 per month. If you wish to make an optional cash purchase in excess of $10,000 (or other maximum amount established by us), you must submit a request for our prior written approval, or a Request for Waiver, and a copy of our written approval must accompany any such optional cash purchase (see Question 10 — “How do I make optional cash purchases in excess of $10,000 per month?”). Alternatively, you may authorize the automatic withdrawal feature and initiate your investment with only $50 and a commitment for at least five sequential transactions. We may change these minimum and maximum amounts at any time in our sole discretion.
Automatic dividend reinvestment
You may reinvest your dividends in additional shares of our common stock. If the shares are purchased in the open market, the purchase price will be the average price per share of shares purchased. If the shares are purchased from us, the purchase price will be the closing price, rounded to four decimal places, of our common stock as reported on the NYSE on the date the shares are purchased.
Optional cash purchases up to $10,000 per month
You may buy shares of our common stock if you are a participant in the Plan. You may make monthly investments of as little as $50 (or $250 in the case of your initial investment), or as much as $10,000 per month, and you can pay either by check or have your payment automatically withdrawn from your bank account. We may change these minimum and maximum amounts at any time in our sole discretion or we may suspend the right to make optional cash purchases for any period of time.
Optional cash purchases in excess of $10,000 per month
Optional cash purchases in excess of $10,000 per month may be made only pursuant to an approved Request for Waiver and are not subject to a predetermined maximum limit on the amount of the investment. The discount, if any, on optional cash purchases in excess of $10,000 per month made pursuant to such requests will range from 0% to 3% and will be established at our discretion, along with any other terms, after a review of current market conditions, the level of participation and our current and projected capital needs (see Question 10 — “How do I make optional cash purchases in excess of $10,000 per month?”).
Convenient share sales
You may sell your shares of our common stock acquired through the Plan through the Plan Administrator and pay fees that may be lower than those typically charged by stockbrokers for small transactions.
Full investment
Full investment of your funds is possible because you will be credited with both whole shares and fractional shares to three decimals places. Dividends will be paid on both whole and fractional shares.
Share safekeeping
A participant may elect to deposit physical Two Harbors common stock certificate(s) for safekeeping, by sending the certificate(s) to the Plan Administrator together with instructions to deposit the certificate(s). The certificate(s) will show as surrendered with the corresponding credit to Plan shares. The transaction will appear on the Plan account statement, and shares will be held by the Plan Administrator in its name or nominee name. These shares will be held until the participant sells, withdraws or terminates participation in the Plan. Because the participant bears the risk of loss in sending stock certificate(s), it is recommended that the participant sends them registered, insured for at least 5% of the current market value and request a return receipt.
Gifts and other share transfers
You can transfer ownership, gift your shares or request a name change in your Plan account by completing and submitting a Stock Power Form. This form, along with instructions may be accessed and printed by visiting shareowneronline.com. Please note that you must obtain a Medallion Signature Guarantee for any transfer of your shares.
If you need additional assistance regarding the transfer of your shares, please contact the Plan Administrator (see Question 23 — “What if I have questions about the Plan?”).
Transaction reporting
You will receive a notice after each transaction showing the details and the share balance in your Plan account.
Questions and Answers Describing Terms and Conditions of the Plan
1.
May I participate in the Plan?

If you already own our common stock and the shares are registered in your name, you may participate immediately. If your shares are held for you in a brokerage account, you may make arrangements with your stockbroker to have some or all of the shares of our common stock registered directly in your name. Please note that participation will only apply to the number of shares registered in your name. If you do not currently own any of our common stock, you may participate by making an initial investment in our common stock through the Plan. If you live outside the United States, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan. We reserve the right to terminate participation of any stockholder if we deem it advisable under any foreign laws or regulations.
2.
How do I get started?

If you are an existing registered stockholder:
If your shares are currently registered in your name with Two Harbors, not held by your broker or bank in their name, you may enroll through shareowneronline.com or by submitting an Account Authorization Form by mail (see Question 23 — “What if I have questions about the Plan?”).
If you are a new investor:
If you do not already own shares of our common stock registered in your name, you may enroll in the Plan by submitting a completed Account Authorization Form along with a payment for your initial investment. You may enroll through shareowneronline.com and authorize an automatic withdrawal from your bank account or through the mail by sending the Account Authorization Form along with a check (see Question 23 — “What if I have questions about the Plan?”).
3.
How do I reinvest dividends?

You may reinvest all or a portion of the cash dividends paid on your shares of our common stock. When you enroll in the Plan, you may select the option to automatically reinvest your cash dividends. The Plan Administrator will apply all or a portion of your cash dividends, as elected (less any applicable fees), to purchase additional whole and fractional shares (see Question 15 — “What are the costs for participating in the Plan?”). You may change your election at any time by submitting the change online at shareowneronline.com, by telephone or by sending a new Account Authorization Form by mail (see Question 23 — “What if I have questions about the Plan?”). To be effective with respect to a particular dividend, notice of your election must be received on or before the first business day prior to the record date for that dividend. Changes received after the record date of a dividend will be effective for the following dividend.
If you elect to reinvest your dividends, you must choose one of the options set forth below. If you do not choose an option, the Plan Administrator will default your choice to full dividend reinvestment.
•
Full dividend reinvestment.   You may elect to reinvest all of the cash dividends you receive on your shares of our common stock. Additional shares of our common stock will be purchased using all cash dividends payable on your shares of our common stock held in the Plan, any shares held in physical certificate form, and any shares held in book-entry form. You will not receive cash dividends from us. Instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the Plan account. (RD)

•
Partial dividend reinvestment by percentage.   You may elect to reinvest a portion of the cash dividend and receive the remainder in cash. The percentage elected will be applied to the total shares held in the Plan, any shares held in physical certificate form and any shares held in book-entry form. You may elect percentages from 10% – 90%, in increments of 10%. The portion of the cash dividend that is not reinvested will be sent to you by check unless you have elected to have those dividends deposited directly to a designated bank account. (RX-N)

Example of partial reinvestment by percentage:   You have a total of 150 shares; 120 shares are held in the Plan, 15 shares in physical certificate form and 15 shares in book-entry form. You choose to have 50% of the total dividend reinvested. This will result in 75 shares having dividends reinvested and 75 shares having dividends paid in cash.

Any cash dividends not being reinvested may be transferred directly to your bank for deposit. For electronic direct deposit of dividend funds, contact the Plan Administrator to request a Direct Deposit of Dividends Authorization Form, complete and return to the Plan Administrator. Be sure to include a voided check for checking accounts or savings deposit slip for savings accounts. If your shares of our common stock are jointly owned, all owners must sign the form.
4.
When are dividends reinvested?

If you have chosen the dividend reinvestment feature and notice of such change has been received by the Plan Administrator on or before the first business day preceding the record date for that dividend, the Plan Administrator will generally invest dividends in additional shares of our common stock purchased on the open market or directly from us on the dividend payment date and in no event later than 30 days from the dividend payment date. If the dividend payment date falls on a day that is not an NYSE trading day, then the Investment Date (defined below) will be the next trading day. If the Plan Administrator acquires shares from parties other than us through open market transactions, such purchases will occur during a period beginning on the dividend payment date, and continue on any succeeding trading days necessary to complete the order. Depending on the number of shares being purchased and current trading volumes in our common stock, purchases may be executed in multiple transactions that may occur on more than one day. The Plan Administrator will hold the common stock for the benefit of all participants together in its name or in the name of the nominee.
In the unlikely event that, due to unusual market conditions, the Plan Administrator is unable to invest the funds within 30 days, the Plan Administrator will remit the funds to you by check. No interest will be paid on funds held by the Plan Administrator pending investment.
The Plan Administrator shall have no liability in connection with any inability to purchase common stock, the timing of any purchases or the value of our common stock acquired for your account.
5.
What is the source of shares to be purchased under the Plan?

All dividends reinvested through the Plan and all optional cash purchases will be used to purchase, in our sole discretion, either newly issued shares directly from us or shares on the open market. Shares purchased directly from us will consist of authorized but unissued shares of our common stock.
6.
At what price will shares be purchased?

The price of shares for dividend reinvestment and optional cash purchases of less than $10,000 per month will be determined as follows:
•
If the shares are purchased in the open market, the purchase price will be the average price per share of shares purchased.

•
If the shares are purchased from us, the purchase price will be the closing price, rounded to four decimal places, of our common stock as reported on the NYSE on the date the shares are purchased.

7.
When will shares be purchased under the Plan?

Dividend Reinvestments.   If the Plan Administrator acquires shares directly from us, it will combine the dividend funds of all Plan participants whose dividends are automatically reinvested and will generally invest such dividend funds on the dividend payment date. If the dividend payment date falls on a day that is not an NYSE trading day, then the Investment Date will be the next trading day. If the Plan Administrator acquires shares from parties other than us through open market transactions, such purchases will occur during a period beginning on the dividend payment date, and continue on any succeeding trading days necessary to complete the order. To be effective with respect to a particular dividend, notice of your election must be received on or before the first business day prior to the record date for that dividend. Changes received after the record date of a dividend will be effective for the following dividend. A record date for a dividend normally precedes the payment of the dividend by approximately four weeks.
Initial and Optional Cash Purchases Less Than $10,000 Per Month.   If the Plan Administrator acquires shares directly from us, then the “Investment Date” for optional cash purchases up to $10,000 per month will be on the 25th calendar day of each month, or the next trading day if the 25th day is not a trading day. To be effective with respect to a particular Investment Date, initial investments and optional cash purchases must be received by the Plan Administrator one business day prior to the applicable Investment Date. If the Plan Administrator acquires shares from third parties other than us through open market transactions, it will attempt to buy our common stock in the open market through a registered broker and then the “Investment Date” will be the date or dates on which the Plan Administrator purchases our common stock for the Plan. Such purchases will begin on the 25th calendar day of each month, or the next trading day if the 25th day is not a trading day, and will be completed no later than 35 days following such date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. In the unlikely event that, due to unusual market conditions, the Plan Administrator is unable to invest the funds within 35 days, the Plan Administrator will return the funds to you by check. No interest will be paid on funds held by the Plan Administrator pending investment. For automatic monthly purchases, the amounts you have authorized will be withdrawn from your bank account on the 23rd day of each month or on the next succeeding business day if the 23rd falls on a weekend or a holiday.
Initial and Optional Cash Purchases in Excess of $10,000 Per Month.   The Purchase Dates for optional cash purchases in excess of $10,000 per month are discussed under Question 10 — “How do I make optional cash purchases in excess of $10,000 per month?”
8.
How do I make an initial investment?

If you do not own our common stock in a Plan account, you may make an initial cash purchase for as little as $250, but your initial cash purchase cannot exceed $10,000 per month unless we approve a Request for Waiver. Your initial cash purchase can be made via online enrollment at shareowneronline.com or by completing and mailing the Account Authorization Form:
•
Authorizing one deduction (minimum of $250) from your bank account;

•
Authorizing a minimum of five consecutive automatic deductions of at least $50 each from your bank account; or

•
Making one payment (minimum of $250) by check payable to “EQ Shareowner Services.” We may change these minimum and maximum amounts at any time in our sole discretion or we may suspend the right to make optional cash payment or payments for any time period. In addition, in certain instances, we may permit optional cash purchases in excess of the maximum amount established by us.

All Plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated for purposes of determining compliance with the maximum purchase requirement limit. Unless we have determined that reinvestment of dividends and optional cash purchases for each such account would be consistent with the purposes of the Plan, we will have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.
9.
How do I make optional cash purchases of less than $10,000?

If you already own our common stock and are enrolled in the Plan, you can make additional cash investments in the Plan at any time either by check or by authorizing one-time or recurring automatic bank withdrawals from a U.S. or Canadian financial institution. The amount you invest (less any applicable fees) will go towards purchasing whole and fractional shares (see Question 15 — “What are the costs for participating in the Plan?”).
•
Check.   To make an investment by check, complete and return a Transaction Request Form (attached to your account statement) together with your payment. The check must be made payable to “EQ Shareowner Services” in U.S. dollars.

•
One-time automatic withdrawal.   You may authorize a one-time automatic withdrawal from a designated checking or savings account at a qualified financial institution at shareowneronline.com.

•
Recurring automatic withdrawals.   You can make regular investments with automatic monthly withdrawals from a designated checking or savings account at a qualified financial institution. You can authorize automatic monthly investments at shareowneronline.com.

Participants will not earn interest on funds held by the Plan Administrator. During the period that an optional cash investment is pending, the collected funds in the possession of the Plan Administrator may be invested in certain Permitted Investments. For purposes of this Plan, “Permitted Investments” shall mean the Plan Administrator may hold the funds uninvested or invested in select deposit products. The risk of any loss from such Permitted Investments shall be the responsibility of the Plan Administrator. Investment income from such Permitted Investments shall be retained by the Plan Administrator.
10.
How do I make optional cash purchases in excess of $10,000 per month?

Optional cash investments in excess of $10,000 a month, including any initial investments in excess of $10,000, (for purposes of this section, “Large Cash Purchase”) may be made only by investors that submit a Request for Waiver.
Request for Waiver.   If you wish to make a Large Cash Purchase, you should contact our Investor Relations Department at (612) 453-4100 or investors@twoinv.com to determine if we will be considering a Request for Waiver at such time. We have the sole discretion to approve or deny, in whole or in part, a Request for Waiver. When you inquire, you will be informed of one of the following:
•
that we are not currently considering Requests for Waiver; or

•
that we are considering Requests for Waiver, in which case we will provide information about submitting a Large Cash Purchase Request Form. Large Cash Purchase Request Forms may be obtained online from our transfer agent Equiniti Trust Company, LLC at shareowneronline.com. We must receive completed Requests for Waiver by delivery to investors@twoinv.com by no later than 5:00 p.m. Eastern Time on the third business day before the first day of the “Pricing Period” for the applicable waiver period, as described below. We will notify by return email or by telephone any investor whose Request for Waiver has been approved (including the amount of the investment approved) by 5:00 p.m. Eastern Time on the second business day before the first day of the applicable Pricing Period. The Plan Administrator must receive immediately available funds relating to any approved Request for Waiver by wire transfer to the account designated by us no later than 3:00 p.m. Eastern Time on the business day before the first day of the applicable Pricing Period. All such funds received after 3:00 p.m. Eastern Time on such business day may be returned without interest. We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to Large Cash Purchases made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the granting of any Request for Waiver. For more information regarding a particular Pricing Period (including applicable Pricing Period start dates), please contact our Investor Relations team at (612) 453-4100 or investors@twoinv.com.

Purchase Price of Shares for Large Cash Purchases.   Shares purchased pursuant to an approved Request for Waiver will be purchased directly from us as described herein. If we grant your request to purchase shares pursuant to a Request for Waiver, an equal proportion of your optional cash purchase will be invested on each Purchase Date (defined below) during the applicable Pricing Period (defined below), subject to the qualifications listed below. To determine the purchase price of shares of common stock purchased from us pursuant to an approved Request for Waiver, we will fix the number of trading days in the “Pricing Period” for the applicable investment. The Pricing Period will generally consist of one to 15 consecutive trading days, unless the Pricing Period is extended as described below. On each trading day, we will generally apply an equal portion of the amount approved for investment pursuant to a Request for Waiver to the purchase of shares of common stock, subject to the qualifications described below. Each day during the Pricing Period on which shares of common stock are purchased is referred to as a “Purchase Date.” The price for shares of common stock purchased on each Purchase Date during a Pricing Period will be equal to 100% (less any applicable discount, as described below) of the composite volume weighted average price, rounded to four decimal places, of shares of common stock, as traded on the composite exchanges during regular NYSE hours on the Purchase Date. We will obtain this composite exchange pricing information from Reuters or, if Reuters is no longer providing this information, another authoritative source.

Threshold Price.   We may establish for a Pricing Period a minimum price, or Threshold Price, applicable to Large Cash Purchase made pursuant to a Request for Waiver. We will make this determination in our discretion after a review of, among other factors, current market conditions, the level of participation in the Plan and our current and projected capital needs. We will notify an investor of the establishment of a Threshold Price at the time the Request for Waiver has been approved. Neither we nor the Plan Administrator are required to notify you that a Threshold Price has been established for any Pricing Period.
If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the composite volume weighted average price, rounded to four decimal places, of shares of our common stock as traded on the composite exchanges during regular NYSE hours, must equal or exceed for each trading day of such Pricing Period (not adjusted for discounts, if any) in order for such trading day to be considered a Purchase Date. Except as provided below, any trading day for which such composite volume weighted average price is less than the applicable Threshold Price will not be considered a Purchase Date, and no funds will be invested in shares of common stock on that date. Funds that are not invested will be returned without interest, as described below.
The establishment of the Threshold Price and the potential return of a portion of investment funds apply only to investments made pursuant to approved Requests for Waiver. Establishing a Threshold Price for a particular Pricing Period will not affect the establishment of a Threshold Price for any subsequent Pricing Period.
Pricing Period Extension Feature.   If we establish a Threshold Price for any Pricing Period, we may elect to extend that Pricing Period. If we do so, the initial Pricing Period may be extended by the number of trading days during the initial Pricing Period, up to three trading days, during which the Threshold Price is not satisfied or there are no trades of shares of common stock on the composite exchanges.
If we elect to grant a Pricing Period extension and the Threshold Price is satisfied for any additional trading day during an extension, that trading day will be included as a Purchase Date for the extended Pricing Period. For example, if the extension feature is in use and the initial Pricing Period is ten trading days, but the Threshold Price is not satisfied on three out of those ten days, the Pricing Period will be extended by three trading days. If the Threshold Price is satisfied on any of the three trading days during the extension period, each of those three trading days will be a Purchase Date for that Pricing Period.
Return of Unsubscribed Funds.   We will return, without interest, any amount to be invested pursuant to an approved Request for Waiver that is not applied to the purchase of shares of common stock because the Threshold Price is not met or shares of common stock are not traded on the composite exchanges on any trading day during a Pricing Period or extension, as applicable. Any such uninvested funds will be returned within five business days after the last day of the applicable Pricing Period, as it may be extended. The amount returned will be based on the number of days on which the Threshold Price was not satisfied or no trades were reported on the composite exchanges compared to the total number of days in the Pricing Period or extended Pricing Period, as applicable. For example, the amount returned for a ten-day Pricing Period will equal one-tenth of the total amount of your proposed Large Cash Purchase investment for each trading day on which the Threshold Price is not satisfied or shares of common stock are not traded on the composite exchanges.
Waiver Discount.   We may, in our sole discretion, establish a discount from the market price otherwise applicable to Large Cash Purchases (including initial investments) made pursuant to a Request for Waiver, but we are not obligated to do so. Any discount (including any applicable brokerage fees paid by us) may be 0.0% to 3.0% of the regular market price and may be varied by us in our sole discretion. We may establish any discount in our sole discretion after a review of, among other factors, current market conditions, the level of participation in the Plan, the attractiveness of obtaining financing through the sale of shares of common stock as compared to other sources of funds, and our current and projected capital needs. Establishing a discount for a particular Pricing Period will not affect the establishment of a discount for any subsequent Pricing Period.
From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to Requests for Waiver for Large Cash Purchases under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.
Settlement.   Any investor purchasing shares of our common stock pursuant to an approved Request for Waiver will be treated as the beneficial owner of all shares of our common stock purchased on each Purchase Date in the applicable Pricing Period as of the close of business on such Purchase Date, although Plan shares of common stock will not be credited to such investor’s account until the conclusion of the Pricing Period unless we elect to use the “continuous settlement feature” described below for that Pricing Period.
If we elect to use the continuous settlement feature, shares of common stock will be credited to the Plan accounts of investors purchasing shares of common stock pursuant to an approved Request for Waiver within three business days after each Purchase Date. We may activate the continuous settlement feature for a particular investment at the time we determine other pricing terms in respect of shares of common stock to be sold pursuant to an approved Request for Waiver.
We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $10,000 made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the granting of any request for waiver or within a pricing period as determined by us.
11.
Will I receive certificates for shares purchased?

No, because the Plan provides for share safekeeping. For your convenience, the Plan Administrator will maintain shares purchased under the Plan in your name. Safekeeping protects your shares against loss, theft or accidental destruction and also provides a convenient way for you to keep track of your shares.
Direct Registration.   We participate in the Direct Registration System, or DRS. DRS is a method of recording shares of stock in book-entry form. Book-entry means that your shares are registered in your name on the books of the company without the need for physical certificates and are held separately from any Plan shares you may own. Shares held in book-entry have all the traditional rights and privileges as shares held in certificate form. With DRS you can:
•
eliminate the risk and cost of storing certificates in a secure place;

•
eliminate the cost associated with replacing lost, stolen, or destroyed certificates; and

•
move shares electronically to your broker.

How to Get Started.   Any future share transactions will be issued to book-entry form rather than physical certificates. You may convert any stock certificate(s) you are currently holding into book-entry form. Send the stock certificate(s) to Equiniti Trust Company, LLC with a request to deposit them to your account. There is no cost to you for this custodial service and by doing so you will be relieved of the responsibility for loss or theft of your certificate(s). Your certificate(s) should not be endorsed, and we recommend sending your certificate registered insured mail for 5% of the current market value (see Question 12 — “Can I deposit a certificate?”).
Electronic Share Movement.   You may choose to have a portion or all of your full book-entry or Plan shares delivered directly to your broker by contacting your broker. When using your broker to facilitate a share movement, provide them with a copy of your DRS account statement.
12.
Can I deposit a certificate?

You may elect to deposit a physical Two Harbors common stock certificate for safekeeping, by sending the certificate to the Plan Administrator together with instructions to deposit the certificate. The certificate will show as surrendered with the corresponding credit to your shares enrolled in the Plan. The transaction will appear on your Plan account statement, and shares will be held by the Plan Administrator in its name or nominee name. These shares will be held until you sell, withdraw or terminate your participation in the

Plan. Because you bear the risk of loss in sending stock certificate, it is recommended that you send them by a method with tracking information, insured to cover at least 5% of the current market value and request a return receipt.
13.
How can I transfer or give gifts of shares?

To authorize a transfer or gift of your shares of our common stock, you must submit a Stock Power Form with instructions to transfer ownership of your shares, to the Plan Administrator. This Form may be accessed on our website at shareowneronline.com. For additional assistance regarding the transfer of Plan shares, contact the Plan Administrator (see Question 23 — “What if I have questions about the Plan?”). The form will require a “Medallion Signature Guarantee” by a financial institution. A Medallion Signature Guarantee is a special guarantee for securities and may be obtained through a financial institution such as a broker, bank, savings and loan association, or credit union who participates in the Medallion Signature Guarantee program. The guarantee ensures that the individual requesting the transfer of securities is the owner of those securities. Most banks and brokers participate in the Medallion Signature Guarantee program. All registered owners must sign as their name(s) appears on their account.
You can also gift shares by submitting an optional cash investment on behalf of an existing Plan participant (see Question 15 — “What are the costs for participating in the Plan?”). If a participant’s investments or transfers are made to an existing account, dividends on the shares credited to such investments or transfers will be invested in accordance with the elections made by the existing account owner.
14.
How do I sell shares?

You may request that the Plan Administrator sell your shares of our common stock. Sales are usually made through a broker chosen by the Plan Administrator, who will receive brokerage commissions. Typically, the shares are sold through the exchange on which our common stock is traded. Depending on the number of your shares of our common stock to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed.
If you wish to sell any of your shares currently held in certificate form, you may send them to the Plan Administrator for deposit and then proceed with the sale. To sell shares through a broker of your choice, you may request the broker to transfer shares electronically from the Plan account to your brokerage account.
Our share price may fluctuate between the time the sale request is received and the time the sale is completed on the open market. The Plan Administrator shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither the Plan Administrator nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan. You should evaluate the risks.
Sale Orders.   You may instruct the Plan Administrator to sell shares under the Plan through a Market Order, Batch Order, Day Limit Order, Good-’Til-Date/Cancelled Limit Order, or Stop Order, each as set forth in more detail below.
Market Order.   A market order is a request to sell shares of our common stock promptly at the current market price. A market order may be submitted online at shareowneronline.com or by telephone at (800) 468-9716 or (651) 450-4064 (if outside the United States). If a market order is submitted during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time), the Plan Administrator will promptly submit the order to its broker for sale on the open market. Any orders received outside of market hours will be submitted to the Administrator’s broker on the next day the market is open. Sales proceeds will equal the market price of the sale obtained by the Administrator’s broker, net of taxes and fees. Once submitted, a market order cannot be cancelled by the participant. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request.
Batch Order.   A batch order is an accumulation of all sale requests for shares of our common stock submitted together as collective request. You may request a batch order online at shareowneronline.com, by telephone at (800) 468-9716 or (651) 450-4064 (if outside the United States), or by mail to Equiniti Trust Company, LLC, PO Box 64856, St. Paul, MN 55164-0856. Once you submit a batch order request, it may not be cancelled. The Plan Administrator will combine each batch order request with other participant requests and any such batch orders will be submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. The bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes in our common stock.
Day Limit Order.   A day limit order is an order to sell shares of our common stock when and if they reach a specific trading price on a specific day. A day limit order may be submitted online at shareowneronline.com or by telephone at (800) 468-9716 or (651) 450-4064 (if outside the United States). The broker will execute a market order when and if the stock reaches, or exceeds the price specified on the day the order was submitted if the day limit order was submitted during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time), or on the next trading day if the order was placed outside market hours. Once submitted, a day limit order request cannot be cancelled by the participant. However, the day limit order will be automatically cancelled if the price is not met by the end of that day (or, for orders placed aftermarket hours, the next day the market is open). Depending on the number of shares of our common stock being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order.
Good-Til-Date/Cancelled (“GTC”) Limit Order.   A GTC limit order is an order to sell shares of our common stock when and if the shares reach a specific trading price at any time while the order remains open (generally up to 90 days). A GTC limit order may be submitted online at shareowneronline.com or by telephone at (800) 468-9716 or (651) 450-4064 (if outside the United States). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion, or by the participant.
Stop Order.   A stop order is an order to sell shares of our stock when and if the shares reach a specific trading price at any time. A stop order may be submitted online at shareowneronline.com or by telephone at (800) 468-9716 or (651) 450-4064 (if outside the United States). The Plan Administrator will promptly submit a participant’s request to sell shares in a stop order to a broker. A sale will be executed when the stock reaches a specified price, at which time the stop order becomes a market order, and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).
Sales Proceeds and Fees
Sales Proceeds.   Sales proceeds will be net of any fees to be paid by the participant (see Question 15 — “What are the costs for participating in the Plan?”). The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN or Form W-8BEN-E for non-U.S. citizens will be subject to Federal Backup Withholding. This tax can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at shareowneronline.com. A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail as soon as administratively possible after settlement date. If you submit a request to sell all or part of your shares enrolled in the Plan, and you request net proceeds to be automatically deposited to a checking or savings account, you must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If you are unable to provide a voided check or deposit slip, your written request must have your signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.
Fees.   Fees are deducted from the proceeds derived from the sale. The Plan Administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the Plan Administrator to determine if there are any limitations applicable to your particular sale request. Alternatively, you may choose to sell shares of common stock in your Plan account through a broker of your choice, in which case you should contact your broker about transferring shares from your Plan account to your brokerage account.
15.
What are the costs for participating in the Plan?

There is no cost to you for enrolling in the Plan, as we will pay any such enrollment fees charged by the Plan Administrator. Participation is voluntary and you may discontinue your participation at any time. However, there are fees associated with some of the Plan’s services.
Investment Options Summary
Minimum Cash Investments
Minimum one-time initial purchase for new investors*	$250.00
* Or 5 minimum recurring automatic investments	$50.00
Minimum one-time optional cash purchase	$50.00
Minimum recurring automatic investments	$50.00
Maximum Cash Investments
Maximum monthly investment	$10,000.00
Dividend Reinvestment Options
Reinvestment options	Full, Partial
Fees
Investment Fees
Initial enrollment	No transaction fee
Dividend reinvestment	No transaction fee + $0.06 per share
Purchase of Shares with Additional Investments:
Check investment	$5.00 + $0.06 per share
One-time automatic investment	$3.50 + $0.06 per share
Recurring automatic investment	$2.00 + $0.06 per share
Sales Fees
Batch Order	$15.00 + $0.12 per share
Market Order	$25.00 + $0.12 per share
Limit Order	$30.00 + $0.12 per share
Stop Order	$30.00 + $0.12 per share
Direct deposit of sale proceeds	$5.00
Other fees
Certificate deposit	Company Paid
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$15.00 per year

16.
How can I vote my shares?

You will receive voting materials and have the sole right to vote the common stock of Two Harbors represented by the shares held for you in the Plan. In the event you do not provide direction for voting, the Plan shares will not be voted.
You are encouraged to read the voting information carefully. Votes may be submitted online, by telephone or by returning the signed, dated proxy card. Your shares will be voted in accordance with the most recent submitted instructions.
17.
If there is a rights offering related to the common stock, how will my entitlement be computed?

Your entitlement in a rights offering related to the common stock will be based upon the number of whole shares credited to your Plan account. Rights based on a fraction of a share credited to your Plan account will be sold for that account and the net proceeds will be invested as an optional cash purchase on the next Investment Date. In the event Two Harbors makes available to its shareowners rights to purchase additional common stock or other securities, the Plan Administrator will sell such rights accruing in common stock for the participant. The funds will be combined with the next regular dividend or optional cash investment for reinvestment. If a participant desires to independently exercise the purchase rights, the participant should request that whole common stock be issued in book-entry DRS.
18.
How will I keep track of my investments?

The Plan Administrator will send you a transaction notice confirming the details of each transaction you make. If you continue to participate in the Plan, but have no transactions, the Plan Administrator will send you an annual statement after the end of the year detailing the status of your holdings of our common stock in your Plan account.
These statements contain information to record the cost basis of your shares for tax reporting purposes. It is important that you keep the statements to fulfill any tax obligations. The Plan Administrator will capture and track the cost basis for covered securities as defined in the federal tax regulations. If your statement becomes lost, a written request stating the information required may be sent to the Plan Administrator at the address contained in this prospectus. A fee may be charged for retrieval of past account information (see Question 15 — “What are the costs for participating in the Plan?”). You may elect to have your statements and other information sent to you automatically by initiating eDelivery through shareowneronline.com.
19.
How would I terminate my participation in the Plan?

You may terminate your participation in the Plan at any time. Following termination, all future dividends for your retained shares will be paid to you in cash. If you terminate your participation in the Plan but do not indicate your preference to retain or sell your shares, the Plan shares will be moved to book-entry DRS form until the Plan Administrator receives further instructions. You may discontinue the reinvestment of your dividends at any time by giving notice to the Administrator. Notice may be made by telephone or in writing. To be effective for a given dividend payment, the Administrator must receive notice before the record date of that dividend. You may retain your shares or request them to be sold. You may also request the sale of all or part of any such shares or have the Administrator transfer your shares to your brokerage account. If you elect to retain your shares, the whole shares held in your Plan account will be moved to book-entry DRS. Any fractional shares will be sold at the market price, and you will receive a check for the proceeds, less any fees.
20.
Are there any risks associated with the Plan?

Your investment in shares purchased under the Plan is no different from any investment in shares you hold directly. Neither we nor the Plan Administrator can assure a profit or protect you against a loss on shares purchased. You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares purchased under the Plan. See “Risk Factors” above.
21.
Can the Plan be amended, modified, suspended or terminated?

We reserve the right to amend, modify, suspend or terminate the Plan at any time and in any manner. You will receive written notice of any such amendment, modification, suspension or termination. We and the Plan Administrator also reserve the right to change any administrative procedures of the Plan.

22.
What are the responsibilities of Two Harbors and the Plan Administrator?

Neither we nor the Plan Administrator have any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan, nor shall they have any duties, responsibilities or liabilities except such as are expressly set forth herein. In administering the Plan, neither we nor the Plan Administrator nor any agents selected by the Plan Administrator shall be liable for any good faith act or omission to act, including, but not limited to any claim of liability: (a) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death; (b) with respect to the prices or times at which our common stock is purchased or sold; or (c) as to the value of our common stock acquired for participants. The price of our common stock may fall or rise during the period between a request for investment or sale, its receipt by the Plan Administrator, and the ultimate transaction in the open market. Buying and selling our common stock is subject to investment risk. The payment of dividends is at the discretion of our board of directors and will depend on our future earnings, our financial condition and other factors. Our board of directors may change the amount and timing of dividends at any time. Any decision to purchase or sell our common stock pursuant to the Plan must be made by you based upon your own research and judgment.
The Plan Administrator is acting solely as agent for us and owes no duties, fiduciary or otherwise, to any other person by reason of the Plan, and no implied duties, fiduciary or otherwise, shall be read into the Plan. The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into the Plan against us or the Plan Administrator.
In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.
The Plan Administrator shall: (a) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (b) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.
The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the stock investment plan industry to resume performance as soon as administratively possible under the circumstances.
The Plan Administrator is authorized to choose a broker at its sole discretion to facilitate purchases and sales of our common stock by participants in the Plan. The Plan Administrator will furnish the name of the broker utilized in share transactions within a reasonable time upon written request from the participant.
The Plan Administrator may, for various reasons, require a transaction request to be submitted in writing. Contact the Plan Administrator to determine if a particular request, including any sales request, must be submitted in writing. Any notice, instruction, request, election or direction that is required or permitted under the Plan shall become effective when received by the Plan Administrator, unless a different effective date is indicated. Such notice, instruction, request, election or direction shall be mailed to the address set forth in this prospectus (see Question 23 — “What if I have questions about the Plan?”).
Except as otherwise expressly provided herein, participants may not sell, pledge, hypothecate or otherwise assign or transfer the participant’s account any interest therein or any cash or shares credited to the participant’s account. No attempt at any such sale, pledge, hypothecation or other assignment or transfer shall be effective. Nothing herein shall affect a shareowner’s rights in respect to shares for which certificate(s) have been received.
We and the Plan Administrator may agree from time to time to amendments and modifications of the Plan. The Plan Administrator may terminate a participant’s account at any time by notice in writing mailed to the participant.
23.
What if I have questions about the Plan?

Questions regarding the Plan should be directed to the Plan Administrator through any of the following methods:
Internet
You may visit shareowneronline.com at any time to access your account information and find answers to many common questions and general inquiries. Online access is available 24 hours a day, seven days a week.
If you are an existing registered stockholder and would like to enroll in the Plan:
1.
Go to shareowneronline.com

2.
Click “Register” and then “I want to register for online access”

3.
Select “Two Harbors Investment Corp.” and enter your EQ Account Number

4.
Select your Authentication* method

5.
Follow the steps to provide your information, create your secure profile and access your online account

*If you need your Authentication ID to continue, select “Authentication ID” and “Please send my Authentication ID,”
then click “Send ID.”
If you are a new investor and would like to enroll in the Plan:
1.
Go to shareowneronline.com

2.
Select “Register” and then “I want to invest in a Company”

3.
Select “Two Harbors Investment Corp.”

4.
Select “Invest in this company,” and follow the instructions to buy shares

Email
Go to shareowneronline.com and select “Contact Us.”
Telephone
The Plan Administrator will have its Customer Care specialists available Monday through Friday from 8:00 a.m. to 8:00 p.m. Eastern Time at the following numbers:
Toll-free within the United States:	1 (800) 468-9716
Outside of the United States:	1 (651) 450-4064
You may also access your account information 24 hours a day, seven days a week using our automated voice response system.

Mail
For Written Correspondence and Deposit of Certificated Shares:
Equiniti Trust Company, LLC
P.O. Box 64856
St. Paul, MN 55164-0856
For Certified and Overnight Delivery:
Equiniti Trust Company, LLC
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100
24.
Will interest be paid on Plan accounts?

No. Interest will not be paid on Plan accounts or on any amounts held pending investment.
25.
What other risks will I face through my participation in the Plan?

The following summary identifies several of the most important risks that you may face by virtue of your participation in the Plan. There may be additional risks that are not listed below, and you should consult your financial, tax, legal and other advisors prior to determining whether to participate in the Plan.
•
There is no price protection for your shares in the Plan. Your investment in the shares held in the Plan will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to liquidate or otherwise dispose of shares in the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your shares in the Plan in time to react to market conditions. The Two Harbors common stock is not insured by the FDIC or any other government agency. Two Harbors common stock does not represent deposits or other obligations of, and is not guaranteed by, Equiniti Trust Company, LLC or Two Harbors. Common stock held in the Plan is not subject to protection under the Securities Investor Protection Act of 1970.

•
The Purchase Price for any shares that you purchase or sell under the Plan will vary and cannot be predicted. You may purchase or sell shares at a Purchase Price that is different from (more or less than) the price that you would face if you acquired or sold shares on the open market on the related dividend payment date or the date or dates on which the Plan Administrator purchases shares of our common stock for the Plan, or sale date, as appropriate.

•
We may not be able to pay dividends. In order to qualify as a REIT, we generally must distribute to our stockholders at least 90% of our REIT taxable income each year. This distribution requirement limits our ability to maintain future dividend payments if earnings decline. The requirements to qualify for REIT tax status are complex and technical, and we may not be able to qualify for reasons beyond our control. If we are unable to qualify for REIT tax status, then we may not be able to make distributions to our stockholders.

•
No discount may be available for any or all initial investments or optional cash investments. While a discount from market prices of up to 3% may be established from time to time, at our sole discretion, for purchases in excess of $10,000 per month, a discount for one month will not ensure the availability of a discount or the same discount in future months. Each month, we may change or eliminate the discount without giving you prior notice.

•
The market price for our common stock varies, and you should purchase shares for long-term investment only. Although our common stock currently is traded on the NYSE, we cannot assure you that there will, at any time in the future, be an active trading market for our common stock. Even if there is an active trading market for our common stock, we cannot assure you that you will be able to sell all of your shares at one time or at a favorable price, if at all. As a result, you should participate in the Plan only if you are capable of, and seeking, to make a long-term investment in our common stock.

Please see “Risk Factors” above for other important factors and risks. You are encouraged to review these risk factors carefully.
26.
What are the U.S. federal income tax consequences of participation in the Plan?

Distributions on shares of our common stock that are reinvested in additional shares will be treated for U.S. federal income tax purposes as taxable distributions to the participants in the Plan. These distributions may give rise to a liability for the payment of income tax without providing the participant with the immediate cash to pay the tax when it becomes due. For a more detailed discussion of the U.S. federal income tax consequences to a U.S. stockholder of participation in the Plan, please see “U.S. Federal Income Tax Considerations — Taxation of Taxable U.S. Stockholders — Participation in the Plan by Participants who are U.S. Stockholders.” Non-U.S. stockholders who participate in the Plan may be subject to U.S. federal withholding taxes and receive stock net of such withholding taxes. Prospective non-U.S. stockholder participants are encouraged to consult with their tax advisors regarding the implication of such withholding taxes in connection with participating in the Plan.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax considerations relating to the qualification and taxation of Two Harbors as a REIT and the acquisition, holding and disposition of our common stock. For purposes of this section, references to “Two Harbors,” “our,” “us” or “we” mean only Two Harbors Investment Corp. and not any of its subsidiaries or other lower-tier entities except as otherwise indicated. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, current administrative interpretations and practices of the Internal Revenue Service, or IRS, (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that our operation, and the operation of our subsidiaries and other lower-tier and affiliated entities will, in each case, be in accordance with such entity’s applicable organizational documents. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:
•
U.S. expatriates;

•
persons who mark-to-market our common stock;

•
subchapter S corporations;

•
U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•
financial institutions;

•
insurance companies;

•
broker-dealers;

•
regulated investment companies, or RICs;

•
REITs;

•
trusts and estates;

•
holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•
persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•
persons subject to the alternative minimum tax provisions of the Code;

•
persons holding their interest in us through a partnership or similar pass-through entity;

•
persons holding a 10% or more (by vote or value) beneficial interest in us;

•
tax-exempt organizations; and

•
non-U.S. stockholders (as defined below, and except as otherwise discussed below).

This summary assumes that holders hold our common stock as capital assets, which generally means as property held for investment.
THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE

U.S. FEDERAL INCOME TAX TREATMENT OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF TWO HARBORS COMMON STOCK.
U.S. Federal Income Tax Considerations of Two Harbors as a REIT
Taxation of Two Harbors — General
We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 2009. We believe that we have been organized and we intend to operate in a manner that allows us to continue to qualify for taxation as a REIT under the Code.
The law firm of Sidley Austin LLP has acted as our special counsel for tax matters in connection with this registration. We have received an opinion of Sidley Austin LLP to the effect that we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our actual method of operation has enabled, and our proposed method of operation will continue to enable us, to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that the opinion of Sidley Austin LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct and that we will at all times operate in accordance with the method of operation described in our organizational documents and this document. Additionally, the opinion of Sidley Austin LLP is conditioned upon factual representations and covenants made by our management, regarding our organization, assets, present and future conduct of our business operations and other items regarding our ability to continue to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete. While we believe we are organized and intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Sidley Austin LLP or us that we will so qualify for any particular year. Sidley Austin LLP will have no obligation to advise us or the holders of our shares of common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.
Qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Sidley Austin LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.
Taxation of REITs in General
As indicated above, qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below, under “— Requirements for Qualification as a REIT.” While we believe that we will continue to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to continue to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify.”
Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT and distributed to its stockholders generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT. See “— Taxation of Taxable U.S. Stockholders.”
Individuals who are stockholders of corporations that are not REITs are generally taxed on qualifying corporate dividends at a maximum rate of 20%, thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders from us or from other entities that are taxed as REITs are taxed at rates applicable to ordinary income, which under current law will be as high as 37%. However, dividends received by individual U.S. stockholders from us that are neither attributable to “qualified dividend income” nor designated as “capital gain dividends” will be eligible for a deduction equal to 20% of the amount of such dividends, provided that the U.S. stockholder satisfies certain holding period requirements. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See “— Taxation of Taxable U.S. Stockholders.”
Even if we qualify for taxation as a REIT, however, we will be subject to U.S. federal income taxation as follows:
•
We will be taxed at the regular U.S. federal corporate income tax rate (currently 21%) on any undistributed income, including undistributed net capital gains.

•
If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions” and “— Foreclosure Property” below.

•
If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to income tax at the corporate tax rate.

•
If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

•
If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the corporate tax rate of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.

•
If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•
If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods (the foregoing sum is referred to as the required distribution), we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.
•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “— Requirements for Qualification as a REIT.”

•
A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and any TRSs we may own if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•
If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation at the corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 5-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

•
We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in real estate mortgage investment conduits, or REMICs, to the extent our stock is held by specified tax-exempt organizations not subject to tax on unrelated business taxable income. Similar rules will apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax.

•
We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated.

•
We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, the earnings of which would be subject to U.S. federal corporate income tax.

In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state and local income, franchise property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification as a REIT
The Code defines a REIT as a corporation, trust or association:
•
that is managed by one or more trustees or directors;

•
the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

•
that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

•
that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

•
the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;

•
in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities);

•
which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

•
that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Code provides that the first through fourth conditions must be met during the entire taxable year, and that the fifth condition must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. The fifth and sixth conditions do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of our stock, which are intended, among other purposes, to assist in satisfying the share ownership requirements described in the fifth and sixth conditions. For purposes of the sixth condition, an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit-sharing trust.
To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares of stock, in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that the sixth condition is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.
In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.
Effect of Subsidiary Entities
Ownership of Partnership Interests
In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest is treated as an asset and as an item of income for us for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.
Disregarded Subsidiaries
If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the

REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly owned by a REIT, by other disregarded subsidiaries or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”
In the event that a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Gross Income Tests.”
Taxable REIT Subsidiaries
A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.
We and one of our subsidiaries have jointly elected for such subsidiary to be treated as a TRS. This election allows such subsidiary to invest in assets and engage in activities that could not be held or conducted directly by us without jeopardizing our qualification as a REIT. While we currently only have one TRS, we may make joint elections for additional subsidiaries to be treated as TRSs in the future.
A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales). If dividends are paid to us by one or more TRSs we may own, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “— Taxation of Taxable U.S. Stockholders” and “— Annual Distribution Requirements.”
Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. If amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. In addition, under Section 163(j) of the Code, a TRS generally may not deduct “business interest” expense (i.e., business interest expense in excess of the TRS’s business interest income for the tax year) to the extent such interest exceeds 30% of the TRS’s “adjusted taxable income” (as defined under Section 163(j) of the Code). Any amount disallowed is carried forward and treated as business interest expense paid or accrued in the succeeding tax year.
Gross Income Tests
In order to maintain our qualification as a REIT, we must annually satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions, must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:
•
rents from real property;

•
interest on debt secured by a mortgage on real property or on interests in real property;

•
dividends or other distributions on, and gain from the sale of, stock in other REITs;

•
gain from the sale of real estate assets (other than a nonqualified publicly offered REIT debt instrument);

•
income and gain derived from foreclosure property;

•
amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property, unless such amounts are determined by income and profits;

•
income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

•
income derived from certain kinds of temporary investments.

Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.
For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary or other disregarded subsidiary for U.S. federal income tax purposes.
Interest Income
Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is under secured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.
We may invest in Agency RMBS whose principal and interest payments are guaranteed by a U.S. government agency, such as Ginnie Mae, or a government sponsored entity, or GSE, that are pass-through certificates. We expect that these agency pass-through certificates will be treated as interests in grantor trusts for federal income tax purposes. Consequently, we will be treated as owning an undivided beneficial interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans will be qualifying income for purposes of the 75% and 95% gross income tests to the extent that the obligation is secured by real property, as discussed above.
We may invest in RMBS that are not issued or guaranteed by a U.S. government agency or a GSE. We expect that our investments in non-agency RMBS will be treated as interests in REMICs for federal income tax purposes. In the case of a non-agency RMBS treated as an interest in a REMIC, such interest will generally qualify as a real estate asset. Income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests described above. If, however, less than

95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), only the income derived from the REMIC in proportion to the real estate assets held by the REMIC would be qualifying income for purposes of the 75% gross income test. In addition, some REMIC securitizations include embedded interest rate swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income.
We expect that the interest income that we receive from our mortgage-related securities generally will be qualifying income for purposes of both the 75% and 95% gross income tests. However, to the extent that we own non-REMIC collateralized mortgage obligations, or CMOs, or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.
Dividend Income
We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% gross income tests.
TBAs
We may use “to-be-announced,” or TBA, forward contracts as a means of investing and financing Agency RMBS. There is no direct authority with respect to the qualifications of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test. We intend to treat income and gains from our TBAs as qualifying income for purposes of the 75% gross income test, to the extent set forth in an opinion from Sidley Austin LLP substantially to the effect that, for purposes of the 75% gross income test, any gain recognized by us in connection with the settlement of TBAs should be treated as gain from the sale or disposition of the underlying Agency RMBS. Such opinions of counsel are not binding on the IRS, and there can be no assurance that the IRS will not successfully challenge the conclusions set forth therein. In addition, the opinion of Sidley Austin LLP is based on various assumptions relating to our TBAs and is conditioned upon fact-based representations and covenants made by our management regarding our TBAs. If the IRS were to successfully challenge the opinion of Sidley Austin LLP, we could be subject to a penalty tax or we could fail to remain qualified as a REIT if a sufficient portion of our assets consists of TBAs or a sufficient portion of our income consists of income or gains from the disposition of TBAs.
Excess MSRs
We may invest in excess MSRs. Based upon IRS guidance, we intend to treat interest received from excess MSRs as interest on obligations, secured by mortgages on real property and, therefore, as qualifying for purposes of the 75% gross income test. However, it is possible that the IRS could assert that such interest income is not qualifying income under the 75% gross income test. In the event that such income was determined not to be qualifying income for the 75% gross income test, we could be subject to a penalty tax or we could fail to remain qualified as a REIT if a sufficient portion of our assets consists of excess MSRs or a sufficient portion of our income consists of income or gains from excess MSRs.
Hedging Transactions
We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into (i) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, or (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests, which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. In addition, income from certain new hedging transactions that counteract prior qualifying hedging transactions described in (i) and (ii) above may not constitute gross income for purposes of the 75% and 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.
Failure to Satisfy the Gross Income Tests
We intend to monitor our sources of income, including any non-qualifying income received by us, so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if our failure to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.
Phantom Income
Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from certain of our assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and we may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.
We may acquire mortgage-backed securities in the secondary market for less than their face amount. For example, it is likely that we will invest in assets, including mortgage-backed securities, requiring us to accrue original issue discount, or OID, or recognize market discount income, that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets referred to as “phantom income.” We may also be required under the terms of the indebtedness that we incur to use cash received from interest payments to make principal payment on that indebtedness, with the effect that we will recognize income but will not have a corresponding amount of cash available for distribution to our stockholders.
Due to each of these potential differences between income recognition or expense deduction and related cash receipts or disbursements, there is a significant risk that we may have taxable income substantially in excess of cash available for distribution. In that event, we may need to borrow funds or take other actions to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “— Annual Distribution Requirements.”
Asset Tests
We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets.
•
First, at least 75% of the value of our total assets must be represented by some combination of: cash and cash items;

•
U.S. government securities; interests in real property;

•
interests in mortgage loans secured by real property;

•
stock (or transferable certificates of beneficial interest) in other REITs; debt instruments issued by publicly offered REITs; and

•
regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consist of assets that are qualifying real estate-related assets under the U.S. federal income tax laws, determined as if we held such assets, we will be treated as holding our proportionate share of the assets of such REMIC.

•
Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our assets.

•
Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value.

•
Fourth, the aggregate value of all securities of TRSs held by us may not exceed 20% (25% beginning in 2026) of the value of our gross assets.

•
Fifth, debt instruments issued by publicly offered REITs, if they would not otherwise qualify as “real estate assets,” cannot exceed 25% of the value of our total assets.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and securities that satisfy the 75% asset test. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (i) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (ii) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (iii) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.
For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if:
•
the debt is not convertible, directly or indirectly, into stock;

•
the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code; and

•
in the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer that:

•
are not straight debt or other excluded securities (prior to the application of this rule); and

•
have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, its interest as a partner in the partnership).

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire or increase our ownership interest in securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we may be permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the corporate income tax rate (currently 21%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test.
We may invest in Agency RMBS whose principal and interest payments are guaranteed by a U.S. government agency, such as Ginnie Mae, or a GSE that are pass-through certificates. We expect that these agency pass-through certificates will be treated as interests in grantor trusts. Consequently, we will be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust, and, therefore, we will treat the Agency RMBS as qualifying assets for purposes of the 75% asset test.
We may invest in RMBS that are not issued or guaranteed by a U.S. government agency or GSE. We expect that our investments in non-agency RMBS will be treated as interests in REMICs for U.S. federal income tax purposes. In the case of an RMBS treated as an interest in a REMIC, such interest will generally qualify as a real estate asset for purposes of the 75% asset test. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC would qualify for purposes of the 75% asset test.
We expect that the assets and mortgage-related securities that we own generally will be qualifying assets for purposes of the 75% asset test. However, to the extent that we own non-REMIC CMOs or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property, those securities may not be qualifying assets for purposes of the 75% asset test.
TBAs
We may use TBA, forward contracts as a means of investing and financing Agency RMBS. There is no direct authority with respect to the qualification of TBAs as real estate assets or U.S. government securities for purposes of the 75% asset test. We intend to treat our TBAs as qualifying assets for purposes of the 75% asset test, to the extent set forth in an opinion from Sidley Austin LLP substantially to the effect that, for purposes of the 75% asset test, our ownership of a TBA should be treated as ownership of the underlying Agency RMBS. Such opinion of counsel is not binding on the IRS, and there can be no assurance that the IRS will not successfully challenge the conclusions set forth therein. In addition, the opinion of Sidley Austin LLP is based on various assumptions relating to our TBAs and is conditioned upon fact-based representations and covenants made by our management regarding our TBAs. If the IRS were to successfully challenge the opinion of Sidley Austin LLP, we could be subject to a penalty tax or we could fail to remain qualified as a REIT if a sufficient portion of our assets consists of TBAs or a sufficient portion of our income consists of income or gains from the disposition of TBAs.
Excess MSRs
We may invest in excess MSRs. Based on IRS guidance, we intend to treat excess MSRs as obligations secured by mortgages on real property and, therefore, as qualifying for purposes of the 75% asset test. However, it is possible that the IRS could assert that such excess MSRs are not qualifying assets under the 75% asset test. In the event that such excess MSRs were determined not to be qualifying assets for the 75% asset test, we could be subject to a penalty tax or we could fail to remain qualified as a REIT if a sufficient portion of our assets consists of excess MSRs or a sufficient portion of our income consists of income or gains from excess MSRs.
Repurchase Agreements
In order to finance some of the assets that we hold or acquire, we may enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. Although the tax treatment of repurchase transactions is unclear, we take the position that, for U.S. federal income tax purposes, we are the owner of those assets that are the subject of any such repurchase agreement notwithstanding that we may transfer record ownership of those assets to the counterparty during the term of any such agreement. Because we enter into repurchase agreements, the tax treatment of which is unclear, the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.
Annual Distribution Requirements
In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:
•
the sum of:

•
90% of our “REIT taxable income” (computed without regard to the deduction for dividends paid and our net capital gains); and

•
90% of the net income (after tax), if any, from foreclosure property (as described below); minus

•
the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
Except for distributions by “publicly offered REITs,” distributions must not be “preferred dividends” in order for such distributions to be counted towards the distribution requirement. A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents. We believe that we are and will continue to be a publicly offered REIT and, therefore, will not be subject to this limitation.
To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at the regular corporate tax rate on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.
If we fail to distribute during each calendar year at least the sum of:
•
85% of our REIT ordinary income for such year;

•
95% of our REIT capital gain net income for such year; and

•
any undistributed taxable income from prior periods,

we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (i) the amounts actually distributed (taking into account excess distributions from prior periods) and (ii) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.
It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (i) the actual receipt of cash, including receipt of distributions from our subsidiaries and (ii) the inclusion of items in income by us for U.S. federal income tax purposes. For example, we may acquire debt instruments or notes whose stated redemption price may exceed its issue price as determined for U.S. federal income tax purposes (such excess, OID), such that we will be required to include in our income a portion of the OID each year that the instrument is held before we receive any corresponding cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of our common stock. Both a taxable stock distribution and sale of common stock resulting from such distribution could adversely affect the price of our common stock.
We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends.
However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.
Recordkeeping Requirements
We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualifications as a REIT.
Prohibited Transactions
Net income we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers, in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held as inventory or primarily for sale to customers, and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular asset in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers or that certain safe harbor provisions of the Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at the regular corporate income tax rate.
Foreclosure Property
Foreclosure property is real property and any personal property incident to such real property:
•
that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property;

•
for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated; and

•
for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the corporate tax rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to elect to treat the related property as foreclosure property.
Failure to Qualify
In the event that we violate a provision of the Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT. Specified relief provisions will be available to us to avoid such disqualification if:
•
the violation is due to reasonable cause and not due to willful neglect;

•
we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT; and

•
the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available).

This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Code apply, we will be subject to tax on our taxable income at the regular corporate rate. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are individual U.S. stockholders (as defined below) at a maximum rate of 20% and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. In addition, distributions to individual U.S. stockholders during any year in which we are not a REIT will not be eligible for the deduction equal to 20% of the amount of such dividends. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.
Taxation of Taxable U.S. Stockholders
This section summarizes the taxation of U.S. stockholders who hold our stock that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our stock who for U.S. federal income tax purposes is:
•
a citizen or resident of the U.S.;

•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•
an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

•
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions
Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations.

In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.
In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder has held our stock. To the extent that we elect under the applicable provisions of the Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Long-term capital gains are generally taxable at maximum federal rates of 20% in the case of U.S. stockholders who are individuals and 21% for corporations.
Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of those shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.
With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders at the same rates as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:
•
the qualified dividend income received by us during such taxable year from non-REIT C corporations (including any TRS in which we may own an interest);

•
the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

•
the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

In addition, the total amount of dividends that we may designate as “qualified dividend income” or “capital gain dividends” may not exceed our dividends paid for the taxable year. Generally, dividends that we receive will be treated as qualified dividend income for purposes of the first bullet above if the dividends are received from a domestic C corporation (other than a REIT or a RIC), any TRS we may form, or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met.
Dividends received by individual U.S. stockholders from us that are neither attributable to “qualified dividend income” nor designated as “capital gain dividends” will be eligible for a deduction equal to 20% of the amount of such dividends, provided that the U.S. stockholders satisfies certain holding period requirements.
To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may, reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “U.S. Federal Income Tax Considerations of Two Harbors as a REIT — Taxation of Two Harbors — General” and “U.S. Federal Income Tax Considerations of Two Harbors as a REIT — Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.
Dispositions of Our Common Stock
In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gain and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 20%, if our common stock is held for more than one year, and will be taxed at ordinary income rates (of up to 37% under current law) if our common stock is held for one year or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a rate of 21%, whether or not classified as long-term capital gains.
U.S. stockholders are advised to consult with their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.
Participation in the Plan by Participants who are U.S. Stockholders
Distributions on shares of our common stock held by U.S. stockholders who participate in the Plan and that are reinvested in additional shares will be treated for U.S. federal income tax purposes as taxable distributions to such holders. Accordingly, participation in the dividend reinvestment feature of the Plan will generally result in a U.S. stockholder being treated, for U.S. federal income tax purposes, as having received a distribution equal to (i) the fair market value of the shares on the date actually acquired from us and (ii) the U.S. stockholder’s pro rata share of the brokerage commissions paid by us, if any, in connection with the purchase of common shares either on the open market or in a privately negotiated transaction. Such distributions will be taxable as income or gain or reduce the U.S. stockholder’s adjusted tax basis in its common shares, or some combination of these treatments, under the rules described above under “— Distributions.” These distributions may give rise to a liability for the payment of income tax without providing such U.S. stockholder with the immediate cash to pay the tax when it becomes due. Unless an alternative method is elected, a U.S. stockholder’s tax basis in the shares of common stock acquired under the dividend reinvestment feature of the Plan generally will equal the fair market value of the shares on the date the shares were acquired plus the U.S. stockholder’s pro rata share of the brokerage commission paid by us, if any.
The treatment of direct share purchase programs such as the direct share purchase feature of the Plan is not entirely clear, with most of the guidance being private letter rulings issued by the IRS on which other taxpayers are not entitled to rely. While in older private letter rulings the IRS suggested that a stockholder who participates in both a direct stock purchase plan and a dividend reinvestment plan is treated as receiving at the time of the purchase a distribution equal to the discount amount of the stock, in a recent private letter ruling the IRS concluded that there is no deemed distribution in connection with shares acquired at a discount through a direct stock purchase plan. In that ruling, the IRS did not make any distinction between persons who participate only in the direct stock purchase plan and persons who participate in both plans. We intend to take the position set forth in that recent private letter ruling. However, because the private letter ruling was not issued to us, we have no legal right to rely on its conclusion, and it is possible the IRS might take a different position. For this or other reasons, we may in the future take a different position with respect to the direct share purchase feature of the Plan. Unless an alternative method is elected, a U.S. stockholder’s tax basis in the shares of common stock acquired under the direct share purchase feature of the Plan generally will equal the amount of the payment plus any brokerage commissions paid by us, if any, as described above.
A U.S. stockholder’s holding period for the shares of our common stock acquired under either program of the Plan will begin on the day following the date such shares were acquired for such holder’s account. Consequently, shares of our common stock purchased in different quarters will have different holding periods.
A U.S. stockholder will not realize any gain or loss for certificates received for whole shares of our common stock credited to the holder’s account, either upon the U.S. stockholder’s request, when the holder withdraws from the Plan or if the Plan terminates. However, a U.S. stockholder will recognize gain or loss when whole shares of our common stock are sold or exchanged. A U.S. stockholder will also recognize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share of our common stock. The amount of the U.S. stockholder’s gain or loss will equal the difference between the amount such holder receives for the shares or fractional shares of our common stock, net of any costs of sale paid by such U.S. stockholder, and such U.S. stockholder’s adjusted tax basis of such shares.
All costs of administering the Plan, except for brokerage commissions paid by us, if any, when shares are purchased in the open market and costs related to a U.S. stockholder’s voluntary selling of shares and/or withdrawal from the Plan, will be paid by us. Consistent with the conclusion reached by the IRS in certain private letter rulings issued to other REITs, we intend to take the position that these administrative costs do not constitute a distribution which is either taxable to a U.S. stockholder or which would reduce a U.S. stockholder’s basis in its shares of common stock. However, because the private letter rulings were not issued to us, we have no legal right to rely on its conclusions. Thus, it is possible that the IRS might view a U.S. stockholder’s share of the costs as constituting a taxable distribution to the U.S. stockholder and/or a distribution which reduces the U.S. stockholder’s basis in its shares. For this or other reasons, we may in the future take a different position with respect to these costs.
Passive Activity Losses and Investment Interest Limitations
Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.
Medicare Tax
Certain U.S. stockholders, who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay an additional 3.8% Medicare tax on dividends and other income, including capital gain from the sale or disposition of our common stock.
Taxation of Tax-Exempt U.S. Stockholders
U.S. tax-exempt entities, including qualified employee pension and profit-sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that:

•
a tax-exempt U.S. stockholder has not held our common stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder),

•
our common stock is not otherwise used in an unrelated trade or business, and

•
we do not hold an asset that gives rise to excess inclusion income,

distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder.
Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI unless they are able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our common stock. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.
In certain circumstances, a pension trust that (i) is described in Section 401(a) of the Code, (ii) is tax exempt under Section 501(a) of the Code, and (iii) owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (i) either (a) one pension trust owns more than 25% of the value of our stock, or (b) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock; and (ii) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions limiting ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.
Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state and local tax consequences of owning our stock.
Taxation of Non-U.S. Stockholders
The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. For these purposes, a non-U.S. stockholder is a beneficial owner of our stock who is neither a U.S. stockholder nor an entity that is treated as a partnership for U.S. federal income tax purposes.
The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation of non-U.S. stockholders. In addition, this discussion assumes that:
•
you will not have held more than 10% of our common stock (taking into account applicable constructive ownership rules) at any time during the 5-year period ending on the date on which you dispose of our common stock or receive distributions from us;

•
our common stock is and will continue to be “regularly traded” on an established securities market located in the United States within the meaning of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, although there can be no assurance that this will continue to be the case; and

•
you are not a “qualified shareholder,” as defined in Section 897(k)(3)(A) of the Code, which describes certain partnerships and other collective investment vehicles that satisfy various recordkeeping, administrative and other requirements.

If you are a non-U.S. stockholder as to which any of these assumptions is not accurate, and in particular if you are a “qualified shareholder” within the meaning of FIRPTA, you should consult your own tax advisor concerning the tax consequence to you of sales of our stock and the receipt of dividends and other distributions from us.
General
For most foreign investors, investment in a REIT that invests principally in mortgage loans and mortgage-backed securities is not the most tax-efficient way to invest in such assets. That is because receiving distributions of income derived from such assets in the form of REIT dividends subjects most foreign investors to withholding taxes that direct investment in those asset classes, and the direct receipt of interest and principal payments with respect to them, would not. The principal exceptions are foreign sovereigns and their agencies and instrumentalities, which may be exempt from withholding taxes on certain REIT dividends under the Code, and certain foreign pension funds or similar entities able to claim an exemption from withholding taxes on REIT dividends under the terms of a bilateral tax treaty between their country of residence and the United States.
Ordinary Dividends
The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. In the case of a taxable stock dividend with respect to which any withholding tax is imposed, we may have to withhold or dispose of part of the shares otherwise distributable in such dividend and use such shares or the proceeds of such disposition to satisfy the withholding tax imposed.
In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.
Non-Dividend Distributions
Unless either (i) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If we cannot determine at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.
Capital Gain Dividends
Capital gain dividends received by a non-U.S. stockholder from a REIT are generally not subject to U.S. federal income or withholding tax, unless either (i) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year). In addition, under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to a gain from disposition of a “U.S. real property interest” held by us directly or through pass-through subsidiaries, will be treated as a distribution subject to the rules discussed above under “— Taxation of Non-U.S. Stockholders — Ordinary Dividends.”
Dispositions of Our Common Stock
Gain from the sale of our common stock will be taxable in the U.S. to a non-U.S. stockholder, in two cases: (i) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.
Participation in the Plan by Participant who are Non-U.S. Stockholders
Non-U.S. stockholders who participate in the Plan may be subject to U.S. federal withholding taxes and receive stock net of such withholding taxes. Prospective non-U.S. stockholder participants are encouraged to consult with their tax advisors regarding the implication of withholding taxes in connection with participating in the Plan.
Other U.S. Federal Income Tax Withholding and Reporting Requirements
The Foreign Account Tax Compliance Act provisions of the Code currently impose a 30% withholding tax on U.S.-source dividends, interest and other income items paid to (i) foreign financial institutions that do not agree to comply with certain diligence, reporting and withholding obligations with respect to their U.S. accounts and (ii) non-financial foreign entities that do not identify (or confirm the absence of) substantial U.S. owners. The withholding tax of 30% would apply to dividends paid to certain foreign entities unless various information reporting requirements are satisfied. Recently issued proposed Treasury regulations, which non-U.S. stockholders may rely on, eliminate the FATCA withholding tax on gross proceeds, but such regulations are currently only in proposed form and are subject to change. For these purposes, a foreign financial institution generally is defined as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets.
Backup Withholding and Information Reporting
We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. For U.S. stockholders who participate in the dividend reinvestment feature of the Plan, we will report to our U.S. stockholders and the IRS a distribution equal to (i) the fair market value of the shares on the date actually acquired from us and (ii) the stockholder’s pro rata share of the brokerage commissions paid by us, if any. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the stockholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. stockholder who fails to certify its non-foreign status.
We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.
Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the stockholder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such stockholder’s U.S. federal income tax liability provided the required information is furnished to the IRS.
State and Local Taxes
We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business, own property or reside. The state or local tax treatment of us and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Prospective stockholders should consult their tax advisors regarding the application and effect of state and local income and other tax laws on an investment in our common stock.
Future legislative or regulatory changes to the U.S. federal income tax laws could adversely affect REITs and their stockholders and therefore could adversely affect us and our stockholders.
Future legislative or regulatory tax changes to the U.S. federal income tax laws could adversely affect REITs and their stockholders and therefore could adversely affect us and our stockholders. Additionally, the REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury, which may result in revisions to regulations and interpretations in addition to legislative changes.
PLAN OF DISTRIBUTION
In connection with the administration of the Plan, we may be requested to approve investments made pursuant to Requests for Waiver by or on behalf of participants or other investors who may be engaged in the securities business.
Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, or the Exchange Act, and may be considered to be underwriters within the meaning of the Securities Act of 1933, or the Securities Act. We will not extend to any such person any rights or privileges other than those to which they would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.
Our common stock may not be available under the Plan in all states or jurisdictions. We are not making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted.
LEGAL MATTERS
The validity of the shares of the common stock of the Company offered hereby will be passed upon for the Company by Ballard Spahr LLP, Baltimore, Maryland. Certain tax matters in connection with this prospectus will be passed upon for us by Sidley Austin LLP, New York, New York, including the qualification of our company as a REIT for U.S. federal income tax purposes. Certain other legal matters in connection with this prospectus will be advised upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS
The consolidated financial statements of Two Harbors incorporated by reference in Two Harbors’ Annual Report (Form 10-K) for the year ended December 31, 2024 and the effectiveness of Two Harbors’ internal control over financial reporting as of December 31, 2024 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available for inspection and copying at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement of which this prospectus is a part, are also available to you on the SEC’s website at www.sec.gov. We also maintain a website online with the address of www.twoinv.com where you can find additional information. All online addresses provided in this prospectus, or any prospectus supplement are for information purposes only and are not intended to be hyperlinks. We are not incorporating by reference into this prospectus, or any prospectus supplement the information on our website or any other website, and you should not consider our website or any other website to be a part of this prospectus, any prospectus supplement or other offering materials.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus from the date of filing those documents. Any reports filed by us with the SEC on or after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. We have filed the documents listed below with the SEC under the Securities Exchange Act of 1934, or the Exchange Act, and these documents are incorporated herein by reference (other than information in such documents that is furnished and not deemed to be filed):
•
Our Annual Report on Form 10-K for the year ended December 31, 2024 (the “Annual Report”), filed with the SEC on February 18, 2025;

•
The information specifically incorporated by reference into our Annual Report from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 2, 2025 for our 2025 Annual Stockholders Meeting;

•
Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025 filed with the SEC on April 29, 2025, July 29, 2025 and October 28, 2025, respectively;

•
Our Current Reports on Form 8-K filed on April 18, 2025, May 7, 2025, May 13, 2025, May 15, 2025, May 29, 2025, August 20, 2025 and September 19, 2025; and

•
The description of our common stock included in our Registration Statement on Form 8-A filed on February 10, 2011, as amended by the Form 8-A/A filed on November 2, 2017, as further amended by the Form 8-A/A filed on November 2, 2022, and as further amended by the Exhibit 4.3 to the Annual Report on Form 10-K filed with the SEC on February 18, 2025.

All documents we file (but not furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates (other than information in such documents that is furnished and not deemed to be filed) shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of those documents.
We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than the exhibits to such documents which are not specifically incorporated by reference therein); we will provide this information at no cost to the requester upon written or oral request to: Secretary, Two Harbors Investment Corp., 1601 Utica Avenue South, Suite 900, St. Louis Park, Minnesota 55416, (612) 453-4100.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution.
The following table shows the fees and expenses to be paid by Two Harbors Investment Corp. in connection with the sale and distribution of the securities being registered hereby.
Amount to be paid
Registration Fee under the Securities Act of 1933		$0
Accounting fees and expenses		*
Legal fees and expenses (including Blue Sky fees)		*
Transfer agent fees and expenses		*
Printing expenses		*
Miscellaneous expenses		*
Total	$	*

*
These fees are calculated based on the number of issuances and the amount of securities sold and, accordingly, cannot be estimated or calculated at this time.

Item 15.   Indemnification of Directors and Officers.
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.
The Maryland General Corporations Law, or MGCL, requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:
•
the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•
the director or officer actually received an improper personal benefit in money, property or services; or

•
in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or in a proceeding in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:
•
a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•
a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•
any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•
any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.
We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law. In addition, the operating agreements of our subsidiaries provide that we, as managing member, and our officers and directors are indemnified to the fullest extent permitted by law.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 16.   Exhibits.
EXHIBIT INDEX
Exhibit Number	Exhibit Description
1.1	Amended and Restated Equity Distribution Agreement, dated September 19, 2025, by and between Two Harbors and Citizens JMP Securities, LLC (incorporated by reference to Exhibit 1.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission, or SEC, on September 19, 2025)
1.2	Equity Distribution Agreement, dated September 19, 2025, by and between Two Harbors and BTIG, LLC (incorporated by reference to Exhibit 1.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 19, 2025)
2.1	Agreement and Plan of Merger, dated as of June 11, 2009, by and among Capitol Acquisition Corp., Two Harbors Investment Corp., Two Harbors Merger Corp. and Pine River Capital Management L.P. (incorporated by reference to Annex A filed with Pre Effective Amendment No. 4 to the Registrant’s Registration Statement on Form S-4 (File No. 333-160199) filed with the SEC on October 8, 2009 (“Amendment No. 4”).
2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of August 17, 2009, by and among Capitol Acquisition Corp., Two Harbors Investment Corp., Two Harbors Merger Corp. and Pine River Capital Management L.P. (incorporated by reference to Annex A-2 filed with Amendment No. 4).

Exhibit Number	Exhibit Description
2.3	Amendment No. 2 to Agreement and Plan of Merger, dated as of September 20, 2009, by and among Capitol Acquisition Corp., Two Harbors Investment Corp., Two Harbors Merger Corp. and Pine River Capital Management L.P. (incorporated by reference to Annex A-3 filed with Amendment No. 4).
3.1	Articles of Amendment and Restatement of Two Harbors Investment Corp. (incorporated by reference to Exhibit 99.1 to Annex B filed with Amendment No. 4 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on October 8, 2009).
3.2	Articles of Amendment to the Articles of Amendment and Restatement of Two Harbors Investment Corp. (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 19, 2012).
3.3	Articles of Amendment to the Articles of Amendment and Restatement of Two Harbors Investment Corp., effective as of 5:01 PM Eastern Time on November 1, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 2, 2017).
3.4	Articles of Amendment to the Articles of Amendment and Restatement of Two Harbors Investment Corp., effective as of 5:02 PM Eastern Time on November 1, 2017 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 2, 2017).
3.5	Articles Supplementary to the Articles of Amendment to the Articles of Amendment and Restatement of Two Harbors Investment Corp. designating the shares of 8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (incorporated by reference to Exhibit 3.3 of the Registrant’s Form 8-A filed with the SEC on March 13, 2017).
3.6	Articles Supplementary to the Articles of Amendment to the Articles of Amendment and Restatement of Two Harbors Investment Corp. designating the shares of 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (incorporated by reference to Exhibit 3.4 of the Registrant’s Form 8-A filed with the SEC on July 17, 2017).
3.7	Articles Supplementary to the Articles of Amendment to the Articles of Amendment and Restatement of Two Harbors Investment Corp. designating the shares of 7.25% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (incorporated by reference to Exhibit 3.7 of the Registrant’s Form 8-A filed with the SEC on November 22, 2017).
3.8	Articles Supplementary to the Articles of Amendment to the Articles of Amendment and Restatement of Two Harbors Investment Corp. reclassifying and redesignating (i) all 3,000,000 authorized but unissued shares of 7.75% Series D Cumulative Redeemable Preferred Stock, $0.01 par value per share, as shares of undesignated preferred stock, and (ii) all 8,000,000 authorized but unissued shares of 7.50% Series E Cumulative Redeemable Preferred Stock, $0.01 par value per share, as shares of undesignated preferred stock (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on March 19, 2021).
3.9	Articles of Amendment to the Articles of Amendment and Restatement of Two Harbors Investment Corp. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 23, 2020).
3.10	Articles of Amendment to the Articles of Amendment and Restatement of Two Harbors Investment Corp., effective as of 5:01 PM Eastern Time on November 1, 2022 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 2, 2022).

Exhibit Number	Exhibit Description
3.11	Articles of Amendment to the Articles of Amendment and Restatement of Two Harbors Investment Corp., effective as of 5:02 PM Eastern Time on November 1, 2022 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 2, 2022).
3.12	Amended and Restated Bylaws of Two Harbors Investment Corp. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 23, 2020).
5.1	Opinion of Ballard Spahr LLP (including consent of such firm).*
8.1	Tax opinion of Sidley Austin LLP (including consent of such firm).*
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of Ballard Spahr LLP (included in Exhibit 5.1).*
23.3	Consent of Sidley Austin LLP (included in Exhibit 8.1).*
24.1	Power of Attorney (contained on signature page).
107	Calculation of Filing Fee Tables*

*
Filed herewith.

Item 17.   Undertakings.
(a)   The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:
(i)   Each prospectus filed by the registrant pursuant to rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)   The undersigned registrant hereby further undertakes that:
(1)   For purposes of determining any liability under the Securities Act of 1933 the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)   For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Louis Park, Minnesota, as of November 6, 2025.
TWO HARBORS INVESTMENT CORP.
By:
/s/ William Greenberg

William Greenberg
Chief Executive Officer and President
Dated: November 6, 2025
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Greenberg and William Dellal, acting singly, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to this registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ William Greenberg William Greenberg	Chief Executive Officer, President and Director (Principal Executive Officer)	November 6, 2025
/s/ William Dellal William Dellal	Chief Financial Officer (Principal Financial Officer)	November 6, 2025
/s/ Jillian Halm Jillian Halm	Chief Accounting Officer (Principal Accounting Officer)	November 6, 2025
/s/ Stephen G. Kasnet Stephen G. Kasnet	Chairman of the Board of Directors	November 6, 2025
/s/ E. Spencer Abraham E. Spencer Abraham	Director	November 6, 2025
/s/ James J. Bender James J. Bender	Director	November 6, 2025
/s/ Sanjiv Das Sanjiv Das	Director	November 6, 2025

Signature	Title	Date
/s/ Karen Hammond Karen Hammond	Director	November 6, 2025
/s/ James A. Stern James A. Stern	Director	November 6, 2025
/s/ Hope B. Woodhouse Hope B. Woodhouse	Director	November 6, 2025

Two Harbors Investment Corp.
Dividend Reinvestment and Direct Stock Purchase Plan

PROSPECTUS

November 6, 2025